Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: iShares ® Silver Trust (ticker: “SLV”) and VanEck Vectors ® Gold Miners ETF(ticker: ‘GDX”) Pricing date: September 29 , 2020 Valuation dates: Quarterly Maturity date: October 2, 2025 Contingent coupon: 16.70% per annum, paid quarterly only if the closing value of the worst performer is greater than or equal to its coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 70% of its initial underlying value, f or each underlying Final barrier 60% of its initial underlying value, for each underlying Equity ratio: The stated principal amount divided by its initial underlying value, for each underlying R edemption: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related contingent coupon payment, if any. Potential redemption dates: Quarterly on valuation dates CUSIP / ISIN: 17324X4R8 / US17324X4R86 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not called): • If the final underlying value of the worst performer is greater than or equal to its final barrier : $1,000 • If the final underlying value of the worst performer is less than it s final barrier: a fixed number of underlying shares of the worst performer equal to its equity ratio (or, if we elect, the cash value of those shares based on the final underlying value of the worst performer) If the securities are not redeemed prior to maturity and the final underlying value of the worst performer is less than its final barrier value, you will receive underlying shares of the worst performer (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated September 25 , 2020 * A ssumes the securities have not been previously redeemed on any interim valuation date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Callable Contingent Coupon Securities Linked to the Worst of GDX and SLV Hypothetical Interim Payment per Security Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 40.00% $1,000.00 - 40.10% $599.00 - 50.00% $500.00 - 100.00% $0.00 Assumes the securities have not been redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Worst Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date* 100.00% $41.75 75.00% $41.75 50.00% $41.75 25.00% $41.75 0.00% $41.75 - 10.00% $41.75 - 30.00% $41.75 - 30.10% $0.00 - 50.00% $0.00 - 100.00% $0.00 Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose a significant portion or all of your investment. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer has declined from its initial underlying value. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • We may redeem the securities at our option, which will limit your ability to receive contingent coupon payments. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The securities are subject to risks associated with silver. • There are risks relating to commodities trading on the London Bullion Market Association. • You will not have any rights with respect to the commodities held by the iShares ® Silver Trust. • The iShares ® Silver Trust is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act • Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. • The performance and market value of the iShares ® Silver Trust, particularly during periods of market volatility, may not correlate with the performance of its underlying commodity as well as the net asset value per share. • The VanEck Vectors ® Gold Miners ETF is subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the VanEck Vectors ® Gold Miners ETF. • The VanEck Vectors ® Gold Miners ETF is subject to risks associated with the gold and silver mining industries. • The value and performance of the underlying shares of the VanEck Vectors ® Gold Miners ETF may not completely track the performance of the underlying index that it seeks to track or the net asset value per share of the VanEck Vectors ® Gold Miners ETF. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.